EXHIBIT 8.01

SIDLEY AUSTIN llp	BEIJING	LOS ANGELES
ONE SOUTH DEARBORN	BRUSSELS	NEW YORK
CHICAGO, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	LONDON	WASHINGTON, D.C.

FOUNDED 1866

October 28, 2009
Superfund Capital Management, Inc.
General Partner of Quadriga Superfund, L.P.
Superfund Office Building
P.O. Box 1479
Grand Anse
St. George’s, Grenada
West Indies

Re:	Quadriga Superfund, L.P. Registration Statement on Form S-1
Ladies and Gentlemen:
          We refer to the Registration Statement on Form S-1 (Registration No. 333-162132) filed by October 28 Quadriga Superfund, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on September 25, 2009, as amended by Amendment No. 1 thereto being filed with the SEC on October 28, 2009 (such registration statement, as so amended, the “Registration Statement”), relating to the registration of $220,000,000 of Series A units of limited partnership interest of the Partnership (the “Series A Units”) and $320,000,000 of Series B units of limited partnership interest of the Partnership (the “Series B Units” and together with the Series A Units, the “Units”).
          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of rendering the opinions expressed herein.
          Based upon the foregoing, and based upon a list of contracts as of October 23, 2009 that you have provided for our review and have represented to us to be contracts you intend to trade on behalf of each series of the Partnership, it is our opinion that:
          1. Each of Series A and Series B of the Partnership will be classified as a partnership for federal income tax purposes and will not be considered a publicly traded partnership taxable as a corporation for federal income tax purposes.
Sidney Austin llp is a limited liability partnership in affiliation with other Sidley Austin partnerships

October 28, 2009

          2. The summary set forth under the caption “Federal Income Tax Aspects” in the Prospectus and Disclosure Document constituting a part of the Registration Statement fairly and accurately describes (subject to the uncertainties referred to therein) the material federal income tax consequences to United States individual taxpayers that invest in Series A Units or Series B Units.
          The opinions expressed above are based solely upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. We note that the Code, the Regulations and such judicial authorities, rulings and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.
          Our opinions represent our best legal judgment with respect to the proper federal income tax treatment of Series A and Series B of the Partnership and United States individual taxpayers investing in Series A Units or Series B Units, based on the materials reviewed. Our opinions assume the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.
          We express no opinion concerning federal income tax matters relating to the above-described transaction except as expressly set forth above and no opinion concerning the application of any state, local or foreign tax laws to such transaction.
          This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.
          We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP